Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports
Third Quarter and Year-to-Date 2010 Financial Results
•	Fabricated Products Adjusted Operating Income:
•	Third Quarter Up 15% Over Prior Year Quarter

•	Year-to-Date Up 25% Over Prior Year Period
•	Start-up of Kalamazoo Extrusion Facility Progressing with Product Quality Exceeding Expectations
•	Recent Acquisition of Nichols Wire Facility and Pending Acquisition of Alexco Assets Further Strengthen Platform for Growth
FOOTHILL RANCH, Calif., October 25, 2010 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $6 million and earnings per diluted share of $0.29 for the third quarter ended September 30, 2010 compared to $23 million and earnings per diluted share of $1.14 for the quarter ended September 30, 2009. Both periods included pre-tax, non-run-rate items, including non-cash mark-to-market gains on derivative positions of approximately $15 million in the third quarter 2010 and $27 million in the third quarter of 2009 and an increase in the environmental accrual of $14 million in the third quarter of 2010. Excluding the impact of pre-tax, non-run-rate items, adjusted net income was $6 million, or $0.32 earnings per diluted share, for the third quarter of 2010 compared to adjusted net income and earnings per diluted share of $6 million and $0.27, respectively, for the prior year quarter.
For the nine months ended September 30, 2010, reported net income was $14 million or $0.74 of earnings per diluted share compared to $46 million or $2.31 million per diluted share in the prior year period. Adjusting for pre-tax, non-run-rate and predominantly non-cash items, earnings per diluted share for the nine months ended September 30, 2010 improved to $1.47 from $1.39 for the prior year period.
Third Quarter Summary Comments
“Consistent with our outlook, market conditions in the third quarter remained similar to the first half of 2010. Third quarter operating results reflected normal seasonal weakness for our general engineering applications and higher costs associated with planned major maintenance projects. Our quarterly results were further impacted by short-term manufacturing inefficiencies brought on by lower volume, production delays and continued ramp-up of the new Kalamazoo extrusion facility,” said Jack A. Hockema, President, CEO and Chairman. “On a comparative basis adjusted operating income for our Fabricated Products business increased 15% from the prior year quarter and 25% year-to-date. The increase reflects higher demand levels and improvements in manufacturing cost efficiencies across our platform.”
“We are very encouraged by the progress we’ve made at our new Kalamazoo facility. The product quality capability has exceeded our high expectations. When fully operational this facility will provide a significant improvement in our competitive position. We are also very excited about the recently announced acquisition of the Nichols Wire facility and the pending acquisition of the Alexco assets. These acquisitions further strengthen our platform and will drive additional growth by providing product line extensions and capabilities to more broadly meet the needs of our aerospace and general engineering served market segments,” continued Mr. Hockema.

Third Quarter and Nine Months YTD 2010 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except per share amounts)

	Quarter			Nine Months
	3Q10	2Q10	3Q09	2010	2009

Net Sales	$263	$282	$252	$813	$750

Value Added Revenue [1]	$138	$148	$119	$422	$385

Operating Income (Loss) before NRR [2]
Fabricated Products	$23	$35	$20	$85	$68
All Other
Anglesey-related / Hedging	$0	$0	$3	$0	$15
Corporate	($9)	($9)	($10)	($29)	($29)

Consolidated Operating Income before NRR [2]	$14	$26	$13	$56	$54

Non-Run-Rate Items	($1)	($22)	$30	($24)	$31

Reported Consolidated Operating Income [3]	$13	$4	$43	$32	$85

Net Income	$6	$0	$23	$14	$46

EPS (diluted, GAAP)	$0.29	$0.01	$1.14	$0.74	$2.31
Adjusted EPS [4]	$0.32	$0.71	$0.27	$1.47	$1.39

[1]	Value added revenue = Fabricated Products net sales less hedged cost of alloyed metal,

[2]	NRR = Non-run-rate

[3]	Totals may not sum due to rounding,

[4]	Estimated EPS excluding NRR items (net of tax)

*	Please refer to GAAP financial statements
The Company reported consolidated operating income before non-run-rate items of $14 million in the third quarter 2010, a sequential decline of $12 million from the second quarter 2010, reflecting seasonal weakness and cost inefficiencies, but slightly higher than the $13 million reported in the prior-year period. Non-run-rate items in each quarter included significant non-cash, mark-to-market gains or losses on derivative hedging positions. Consolidated operating income as reported was $13 million for the third quarter of 2010 compared to $4 million for the second quarter and $43 million for the prior-year quarter.
For the nine months ended September 30, 2010, consolidated operating income before non-run-rate items was $56 million compared to $54 million for the prior year period as improved shipments and cost structure for the Fabricated Products segment was partially offset by a reduction of Anglesey-related earnings. Reported operating income was $32 million for the nine months ended September 30, 2010 compared to $85 million for the prior year period reflecting non-run-rate items comprised of an increase in the environmental accrual in the third quarter 2010 and non-cash, mark-to-market gains or losses on derivative hedging positions.

Third Quarter and Nine Months YTD 2010 Fabricated Products Segment Results
(Non GAAP, Unaudited)*
($mm, except as noted)

	Quarter			Nine Months
	3Q10	2Q10	3Q09	2010	2009

Shipments (lbs, mm)	129	133	106	390	316

Net Sales	$263	$282	$215	$813	$661

Value Added Revenue [1]	$138	$148	$119	$422	$385

Average Realized Price ($/lb)
Metal Price	$0.98	$1.02	$0.91	$1.00	$0.87
Value Added Revenue [1]	$1.06	$1.11	$1.12	$1.08	$1.22
Total	$2.04	$2.13	$2.03	$2.08	$2.09

Operating Income before NRR [2]	$23	$35	$20	$85	$68

Non-Run-Rate Items	($17)	($2)	$7	($23)	($9)

Reported Operating Income	$6	$33	$26	$62	$59

[1]	Value Added Revenue = Net Sales less the hedged cost of alloyed metal,

[2]	NRR = Non-Run-Rate

*	Please refer to GAAP financial statements
The Fabricated Products segment operating income adjusted for non-run-rate items was $23 million in the third quarter 2010 compared to $35 million in the second quarter 2010. The sequential decline reflected seasonally weaker demand for general engineering applications, higher planned major maintenance expenses and short-term manufacturing inefficiencies due to lower volume, production delays and continued ramp-up of the new Kalamazoo extrusion facility. Compared to the prior year quarter, segment operating income adjusted for non-run-rate items increased by $3 million or 15% reflecting the impact of higher value added revenue on stronger shipments across all end market applications partially offset by short-term manufacturing inefficiencies. Non-run-rate items occurred in all periods, including a $13 million increase in the environmental accrual in the third quarter 2010. Operating income as reported was $6 million in the third quarter 2010, compared to $33 million in the second quarter 2010 and $26 million in the prior year period.
Operating income in the Fabricated Products segment for the nine months ended September 30, 2010, adjusted for non-run-rate items, was $85 million, a $17 million or 25% improvement over the comparable 2009 period due to stronger demand and significant year-over-year improvement in manufacturing cost efficiencies. Numerous non-run-rate items existed in both nine-month periods, nearly all of which were non-cash. Operating income in the Fabricated Products segment as reported for the nine months ended September 30, 2010 was $62 million compared to $59 million in the prior year period.
Outlook
“We are increasingly encouraged by the prospects for the aerospace market. Airframe manufacturers have announced plans for increased production, and the long-term fundamentals remain strong with solid order backlogs and growing aircraft build rates. Although we expect airframe manufacturers to continue working through surplus inventories, we anticipate destocking to abate as build rates ramp up in 2011,” said Mr. Hockema.
“Demand for our general engineering, automotive and industrial applications continues to reflect a slow recovery. We do not anticipate any meaningful restocking of service center inventories until the economic recovery is strong enough to stimulate a sustainable increase in real demand. Despite these conditions, automotive build rates are steadily increasing, and we are capturing new programs driven by vehicle light weighting to meet CAFE (Corporate Average Fuel Efficiency) regulations.
“Overall, we are pleased with the Company’s long-term positioning and outlook. The full benefit of our Trentwood expansion has yet to be realized, and the Alexco and Nichols Wire acquisitions provide additional aerospace growth potential. Our new Kalamazoo facility is proving capable of delivering exceptional product quality and will advance our competitive cost position. In addition, the facility provides capacity and cost-efficient sourcing for growth in automotive applications.
“In the short-term we anticipate that fourth quarter shipments and value added revenue will be slightly lower than the third quarter as a result of normal year-end seasonality. Planned major maintenance will continue into the fourth quarter at a cost comparable to the third quarter. Nevertheless we expect manufacturing efficiencies to improve in the fourth quarter as we return to levels experienced during the first half of 2010,” concluded Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on Monday, October 25, 2010, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter 2010 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 580-5706, and accessed internationally at (913) 312-0703. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available prior to the start of the call and an audio archive will be available on the Company’s website following the conference call.
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value added sheet, plate, extrusions, rod, bar, wire and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P SmallCap 600® index.
Available Information
For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, press and earnings releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Proxy Statements for the Company’s annual stockholder’s meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates in or hosts with members of the investment community.
Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are operating profit, net income and earnings per diluted share, excluding non-run-rate, non-operating gains and losses, and earnings before interest, tax, depreciation and amortization or EBITDA. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
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This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in the demand in the market segments served by the Company, including aerospace, defense, general engineering, automotive, distribution and other market segments, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (b) pressure to reduce defense spending and demand for the Company’s products used in defense applications as the U.S. and other governments are faced with competing national priorities; (c) the Company’s ability to successfully consummate the pending acquisition of Alexco assets; (d) the Company’s ability to integrate acquired operations, continue to realize manufacturing efficiencies and remain a low cost producer, (e) the Company’s ability to successfully identify and execute its long term strategic growth initiatives and internal and external growth opportunities; (f) the Company’s ability to efficiently deploy assets to collateralize existing and future financing requirements; (g) the Company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (h) changes in competitive factors in the markets served by the Company, including developments in technology used by the Company, its competitors or its customers and changes in applicable laws and regulatory requirements which negatively impact the Company’s competitive position; (i) the Company’s ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates, including the start-up and operation of the Company’s new rod and bar extrusion facility in Kalamazoo, Michigan; and (j) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2010. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1) (2)
(Unaudited)
STATEMENTS OF CONSOLIDATED INCOME

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)
	(In millions of dollars, except share and per share amounts)

Net sales	$263.4	$252.0	$813.3	$750.0
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	229.3	188.3	717.2	584.2
Lower of cost or market inventory write-down	—	—	—	9.3
Impairment of investment in Anglesey	—	—	—	1.8
Restructuring costs and other (benefits) charges	(0.4)	0.1	(0.9)	6.4
Depreciation and amortization	4.8	3.9	13.8	12.3
Selling, administrative, research and development, and general	16.5	17.1	49.2	52.1
Other operating charges (benefits), net	—	—	2.0	(0.9)

Total costs and expenses	250.2	209.4	781.3	665.2

Operating income	13.2	42.6	32.0	84.8
Other (expense) income:
Interest expense	(3.7)	(0.2)	(7.2)	(0.6)
Other (expense) income, net	(3.6)	0.1	(2.7)	—

Income before income taxes	5.9	42.5	22.1	84.2
Income tax provision	(0.4)	(19.5)	(7.7)	(37.8)

Net income	$5.5	$23.0	$14.4	$46.4

Earnings per share, Basic (3)
Net income per share	$0.29	$1.14	$0.74	$2.31

Earnings per share, Diluted (3)
Net income per share	$0.29	$1.14	$0.74	$2.31

Weighted-average number of common shares outstanding (000):
Basic	18,941	19,982	19,499	19,568

Diluted	18,941	19,982	19,499	19,568

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Form 10-Q for the quarter ended September 30, 2010, for additional detail regarding the items in the table.

(3)	All of the Company’s unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are treated as participating securities and affect the computation of net income (loss) available to common stockholders and earnings per share pursuant to the two-class method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions of dollars, except shipments and average sales price)
Shipments (mm lbs):
Fabricated Products	129.3	105.7	389.9	316.1
All Other(3)	—	41.0	0.4	113.7

	129.3	146.7	390.3	429.8

Average Realized Third Party Sales Price (per pound):
Fabricated Products(4)	$2.04	$2.03	$2.08	$2.09
All Other(5)	$—	$0.90	$0.92	$0.79

Net Sales:
Fabricated Products	$263.4	$215.1	$813.0	$660.7
All Other	—	36.9	0.3	89.3

Total Net Sales	$263.4	$252.0	$813.3	$750.0

Segment Operating Income (Loss):
Fabricated Products(6) (7)	$5.9	$26.4	$62.0	$59.0
All Other(8)	7.3	16.2	(30.0)	25.8

Total Operating Income	$13.2	$42.6	$32.0	$84.8

Income Tax Provision	$(0.4)	$(19.5)	$(7.7)	$(37.8)

Net Income	$5.5	$23.0	$14.4	$46.4

Capital Expenditures, Net of Accounts Payable	$8.2	$14.4	$34.9	$51.0

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

(2)	Please refer to the Company’s Form 10-Q for the quarter ended September 30, 2010, for additional detail regarding the items in the table.

(3)	For the quarters and nine month periods ended September 30, 2010 and September 30, 2009, shipments in All Other reflects shipments of primary aluminum products produced by Anglesey.

(4)	Average realized prices for our Fabricated Products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(5)	Average realized prices for All Other reflect average realized prices on sales of primary aluminum product produced by Anglesey and are subject to fluctuations in the LME price of metal.

(6)	Fabricated Products segment operating results for the quarter and nine months ended September 30, 2010 include a non-cash last-in, first-out (“LIFO”) inventory benefit (charge) of $2.0 million and $(6.2) million, respectively, and metal (losses) gains of approximately $(4.0) million and $3.3 million, respectively. Fabricated Products segment operating results for the quarter and nine months ended September 30, 2009 include a non-cash LIFO inventory (charge) benefit of $(6.9) million and $6.3 million, respectively, and metal gain (losses) of approximately $11.2 million and $(5.3) million, respectively. Fabricated Products segment operating results for the quarter and nine months ended September 30, 2010 also included environmental expenses of $13.1 million and $13.5 million, respectively.

Also included in the Fabricated Products segment operating results for the nine months ended September 30, 2009 was a $9.3 million lower of cost or market inventory write-down recognized in the first quarter of 2009. Fabricated Products segment operating results for the quarter and nine months ended September 30, 2009 include $0.1 million and $5.5 million, respectively, of restructuring charges relating to the restructuring plans involving our Tulsa, Oklahoma and Bellwood, Virginia facilities.

(7)	Fabricated Products segment includes non-cash mark-to-market losses on natural gas and foreign currency hedging activities totaling $2.4 million and $5.2 million in the quarter and nine months ended September 30, 2010, respectively. Fabricated Products segment also includes non-cash mark-to-market gains on natural gas and foreign currency hedging activities totaling $2.6 million and $5.4 million in the quarter and nine months ended September 30, 2009, respectively.

(8)	Operating income in All Other was primarily driven by the Hedging business unit operating results. For the quarter and nine months ended September 30, 2010, non-cash mark-to-market gains on primary aluminum hedging activities were $17.1 million and $1.1 million, respectively, compared to non-cash mark-to-market gains of $22.1 million and $29.9 million for the quarter and nine months ended September 30, 2009, respectively. The mark-to-market impact of foreign currency derivatives for both the quarter and nine months ended September 30, 2010 was zero, compared to mark-to-market gains of $2.4 million and $14.1 million for the quarter and nine months ended September 30, 2009, respectively.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)
(Unaudited)
(In millions of dollars, except share and per share amounts)
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$143.7	$30.3
Receivables:
Trade, less allowance for doubtful receivables of $0.6 at September 30, 2010 and $0.8 at December 31, 2009, respectively	90.2	83.7
Due from affiliate	—	0.2
Other	5.2	2.2
Inventories	153.3	125.2
Prepaid expenses and other current assets	63.4	59.1

Total current assets	455.8	300.7
Property, plant, and equipment — net	356.9	338.9
Net asset in respect of VEBA	179.6	127.5
Deferred tax assets — net	250.1	277.2
Intangible assets, net	4.2	—
Goodwill	3.1	—
Other assets	76.0	41.2

Total	$1,325.7	$1,085.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48.7	$49.0
Accrued salaries, wages, and related expenses	29.3	33.1
Other accrued liabilities	39.4	32.1
Payable to affiliate	20.0	9.0
Long-term debt-current portion	1.3	—

Total current liabilities	138.7	123.2
Net liability in respect of VEBA	1.2	0.3
Long-term liabilities	126.1	53.7
Cash convertible senior notes	139.9	—
Other long-term debt	12.1	7.1

	418.0	184.3
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2010 and at December 31, 2009; 19,216,901 shares issued and outstanding at September 30, 2010 and 20,276,571 shares issued and outstanding at December 31, 2009	0.2	0.2
Additional capital	986.6	967.8
Retained earnings	85.1	85.0
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value, 3,523,980 at September 30, 2010 and 4,845,465 shares at December 31, 2009	(84.6)	(116.4)
Treasury stock, at cost, 1,724,606 shares at September 30, 2010 and 572,706 shares at December 31, 2009	(72.3)	(28.1)
Accumulated other comprehensive loss	(7.3)	(7.3)

Total stockholders’ equity	907.7	901.2

Total	$1,325.7	$1,085.5

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which operated as an aluminum smelter until September 30, 2009 and, following that date, remelts and casts secondary aluminum.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended September 30, 2010:

	Fabricated Products	All Other	Consolidated
GAAP operating income	$5.8	$7.4	$13.2
Mark to market gains (losses)	(2.3)	17.1	14.8
Restructuring costs and other operating benefits, net	0.4	—	0.4
Other non-run-rate items (1)	(15.1)	(0.9)	(16.0)

Total non-run-rate adjustments	(17.0)	16.2	(0.8)

Operating income (loss), excluding non-run-rate items	$22.8	$(8.8)	$14.0

GAAP net income			$5.5
Total non-run-rate adjustments (net of tax)			0.5

Net income, excluding non-run-rate adjustments (net of tax)			$6.0

Diluted earnings per share (GAAP)			$0.29

Diluted earnings per share, excluding non-run-rate items			$0.32

(1)	Other non-run-rate items represent environmental expense, non-cash LIFO benefit and metal losses for the Fabricated Products segment and non-cash net periodic benefit costs related to the VEBAs and environmental expense for all other business units.

The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended September 30, 2009:

	Fabricated Products	All Other	Consolidated
GAAP operating income	$26.4	$16.2	$42.6
Mark to market gains	2.6	24.4	27.0
Restructuring costs and other operating charges	(0.1)	—	(0.1)
Other non-run-rate items (1)	4.2	(1.3)	2.9

Total non-run-rate adjustments	6.7	23.1	29.8

Operating income (loss), excluding non-run-rate items	$19.7	$(6.9)	$12.8

GAAP net income			$23.0
Total non-run-rate adjustments (net of tax)			(17.5)

Net income, excluding non-run-rate adjustments (net of tax)			$5.5

Diluted earnings per share (GAAP)			$1.14

Diluted earnings per share, excluding non-run-rate items			$0.27

(1)	Other non-run-rate items represent non-cash LIFO charges and metal gains, and environmental expense for the Fabricated Products segment and primarily non-cash net periodic benefit costs related to the VEBAs for All Other business units.
Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757
Public Relations Contact:
Dave Quast
FD
(646) 421-5341